ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

*090101*

# Certificate of Amendment
(PURSUANT TO NRS 78.380)

| Filed in the office of | Document Number 20100571396-94 |
|---|---|
| Ross Miller Secretary of State State of Nevada | Filing Date and Time 07/30/2010 2:45 PM |
| | Entity Number E0364152009-9 |

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporation
## (Pursuant to NRS 78.380 - Before Issuance of Stock)

1. Name of corporation:

Santo Pita Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

The Articles of Incorporation (document number 20090535179-71) have been amended to reflect the total number of common stock authorized is 100,000,000 and the total number of preferred stock authorized is 100,000,000. Additionally, the par value of both the preferred and the common have been adjusted to $0.00001.

3. The undersigned declare that they constitute **at least two-thirds** of the following:

(check only one box) ☐ incorporators ☒ board of directors

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures: (If more than two signatures, attach an 8 1/2" x 11" plain sheet with the additional signatures.)

X Rosa Habedia Feliz Ruiz
Authorized Signature

X
Authorized Signature

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*